Exhibit 10.21

EMPLOYMENT AGREEMENT

(As Amended and Restated Effective July 1, 2007)

THIS AGREEMENT is made as of the 1st day of July, 2007, between CACI International Inc, a Delaware corporation headquartered at 1100 North Glebe Road, Arlington, Virginia, and Dr. J. P. London (the “Executive”) residing at 1200 North Veitch Street, Arlington, VA 22201. This Agreement amends and restates the Employment Agreement dated August 17, 1995, as previously amended effective January 1, 2005.

WITNESSETH:

WHEREAS, the Executive has been employed by CACI International Inc (“the Company”) for a substantial length of time, and the services of the Executive, his managerial experience, and his knowledge of the affairs of the Company are of great value to the Company; and

WHEREAS, the Executive has served as the President and Chief Executive Officer of the Company; and

WHEREAS, effective as of July 1, 2007, the Executive will cease to hold the positions of President and Chief Executive Officer but will continue service as Chairman of the Board of the Company and have the title of Executive Chairman; and

WHEREAS, the Company deems it essential to set forth the terms and conditions of the Executive’s employment in his capacity as Executive Chairman and Chairman of the Board.

NOW, THEREFORE, in consideration of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree in good faith as follows:

1.	Executive Position and Scope. The Board of Directors of the Company has elected the Executive as Chairman of Board, and, in such capacity, the Executive shall be an employ of the Company, with the title of Executive Chairman (“Executive Chairman”) and the powers and duties as are ascribed to the Chairman of the Board under the By-laws of the Company and as are customary to someone holding such position in similarly situated publicly-held companies. The Executive hereby accepts the position of Chairman of the Board and his employment as Executive Chairman.

2.	Term. The initial term of this Agreement shall be for one (1) year commencing on the date set forth above. This Agreement shall automatically renew itself for an additional one (1) year term on each anniversary of the commencement date of the Agreement from year-to-year so long as the Agreement is in effect, subject to termination upon any basis listed in Paragraphs 5, 6, 7 or 9 herein.

3.	Compensation. The Executive shall receive the following compensation for his services as Executive Chairman:

(a)	During the period of the Executive’s employment as Executive Chairman, the Company shall pay to the Executive an annual base salary, the amount of which shall be fixed by the Board of Directors of the Company from time to time, provided that in no event shall the Executive’s base salary be at a rate less than $200,000 per year. As of July 1, 2007, the Executive’s annual base salary is $500,000. Such compensation shall be paid to the Executive with the same frequency as the other Executives of the Company are compensated. During the period of the Executive’s employment hereunder, the Executive’s base salary shall be reviewed at least annually by the Compensation Committee of the Board of Directors.

(b)	The Executive shall be entitled to participate in any bonus plan, incentive compensation plan, deferred compensation plan, pension or profit-sharing plan, stock purchase or stock option plan, savings plan, annuity or group insurance plan, medical plan, and other non-severance related benefits maintained by the Company for its executive officers.

(c)

The Company shall reimburse the Executive in accordance with the current expense reimbursement policies of the Company for expenses incurred by the Executive in the performance of the Executive’s duties hereunder, including, but not limited to, transportation, meals, accommodations, entertainment, and other expenses (including business-related charitable contributions up to an amount approved by the Compensation Committee for any given year) incurred in connection with the business of the Company. Reimbursement of expenses incurred by the Executive shall be made by March 15th of the calendar year following the calendar year in which the expenses were incurred, so that such reimbursements are not treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Amounts which are not submitted within the required timeframe shall not be eligible for reimbursement hereunder.

4.	Business Duty and Location. During the period of employment hereunder, and except for illness, reasonable vacation periods, and reasonable leaves of absence, (vacations or leaves of absences not to be of more than thirty (30) consecutive days duration), the Executive agrees to devote in good faith his full time and best efforts, during reasonable business hours, to the services which he is required to render to the Company hereunder, and agrees to travel to the extent reasonably necessary to perform such duties.

However, with the approval of the Board of Directors from time to time, the Executive may serve, or continue to serve, on the board(s) of directors of, and hold any other offices or positions in, companies or organizations, which, in the judgment of the Board of Directors, will benefit the Company and will not present any conflict of interest with the Company, or materially affect the performance of the Executive’s duties.

The Company agrees that the Executive’s principal site of employment shall be at the principal office of the Company in the Washington, D.C. metropolitan area, and that the Executive shall not be arbitrarily relocated outside of the Washington, D.C. metropolitan area. Any relocation of the Executive’s principal site of employment shall be effected, if at all, only after good faith consultation and mutual agreement between the Company and the Executive.

In the event that the Executive shall agree to relocate his principal residence outside of the Washington, D.C. metropolitan area by reason of the relocation of the principal office of the Company, the Company shall defray all reasonable expenses incurred by the Executive in relocating the personal belongings of the Executive and the members of his family who reside with the Executive.

5.	Death and Disability. This Agreement shall terminate automatically upon the death of the Executive. The Board shall have the right to terminate this Agreement in the event that (i) the Executive is subject to a legal decree of incompetency, or (ii) the Executive shall be unable, or shall fail, to perform services pursuant to this Agreement as a result of a mental or physical incapacitating disability, and such failure or incapacitating disability has lasted for the immediately preceding six (6) months and is, as of the date of determination, reasonably expected to last an additional six (6) months or longer after the date of determination, in each case based upon medically available reliable information. The Executive shall not be deemed to have been terminated for mental or physical disability under (ii) above unless and until there has been delivered to the Executive a copy of a resolution duly adopted by a two-thirds (66 2/3%) majority vote of the entire number of the non-management directors of the Company’s Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive and/or the Executive’s counsel to be heard before the Board), finding that in the good faith opinion of the Board on the basis of an opinion of a qualified physician mutually agreed upon by the Company and the Executive (or the Executive’s designated representative), that the Executive is unable to perform the duties of his position due to mental or physical disability and specifying the particulars thereof in detail.

6.	Cause.

(a)	The Board of Directors of the Company may terminate this Agreement (and the Executive’s position as Executive Chairman) for “Cause.” For the purposes of this Agreement “Cause” shall be defined as:

(i)	gross negligence, willful misconduct or fraud on the part of Executive; or

(ii)	a material violation by the Executive of the Directors’ Code of Business Ethics and Conduct.

(b)	The Executive may be terminated for Cause only in accordance with a resolution duly adopted by an absolute majority of the entire number of the non-management directors of the Company finding that, in the good faith opinion of the Board of Directors, the Executive engaged in conduct justifying a termination for Cause as that term is defined above and specifying the particulars of the conduct motivating the Board’s decision to terminate the Executive for Cause. Such resolution may be adopted by the Board only after the Board has provided to the Executive (i) advance written notice of a meeting of the Board called for the purpose of determining Cause for termination of the Executive, (ii) a statement setting forth the alleged grounds for termination, and (iii) an opportunity for the Executive, and, if the Executive so desires, the Executive’s counsel to be heard before the Board. Prior to such meeting of the Board, the Executive shall be given a reasonable opportunity to cure any act or omission which the Board, in its reasonable judgment, determines is susceptible of cure. The action required to cure the act or omission, and the time period in which cure must be effected, shall be communicated to the Executive in writing.

7.	Voluntary Separation. Except as specifically provided in Paragraph 9, the Executive shall have the right to terminate his employment with the Company or resign as Executive Chairman at any time by providing six (6) months advance written notice to the Board of Directors of the Company indicating the Executive’s desire to retire or to resign from his position as Executive Chairman. Except as specifically provided in Paragraph 9, in the event of the Executive’s voluntary retirement or resignation, the Company shall not be obligated to pay to the Executive any termination or severance payment as described in Paragraph 8 below.

8.	Termination Payment. Except in connection with a Change in Control as defined in Paragraph 9 below, if the Executive ceases to hold the position of Executive Chairman (and Chairman of the Board) or this Agreement is terminated for any reason other than death, disability (as defined in Paragraph 5), Cause (as defined in Paragraph 6), or voluntary retirement or resignation in accordance with Paragraph 7, then the Company shall pay to the Executive an amount equal to eighteen (18) months of the Executive’s “Current Base Salary.” For this purpose, the Executive’s “Current Base Salary” shall be deemed to be the highest annual rate of base salary paid to the Executive at any time during the sixty (60) months prior to termination of the Executive’s employment.

9.	Change in Control and Termination Payments.

(a)	For purposes of this Agreement:

(i)	A “Change in Control” means the occurrence of any one of the following events:

(A)	any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; or

(B)	persons who, as of July 1, 2006, constituted the Company’s Board (the “Incumbent Board”) cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to July 1, 2006 whose election was approved by, or who was nominated with the approval of, at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Plan, be considered a member of the Incumbent Board; or

(C)	the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(D)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii)	The “Change in Control Date” shall be the date on which a Change in Control event is legally consummated and legally binding upon the parties.

(b)	If, following a Change in Control, the Executive’s employment is terminated within one (1) year of the Change in Control Date (a) involuntarily for any reason other than death or Cause or (b) voluntarily by the Executive for any reason, then the Company shall pay to the Executive the following amounts:

(i)	an amount equal to thirty-six (36) months of the Executive’s Current Base Salary (as defined in Paragraph 8 above).

(ii)	a prorated portion the bonus otherwise payable to the Executive for the fiscal year of termination under the Executive Bonus Plan (or any replacement bonus arrangement covering the Executive). The amount payable shall be determined by multiplying the bonus that the Executive would have received had his employment not terminated, by a fraction, the numerator of which is the number of months in the fiscal year during which Executive was employed (including the month in which the termination occurs) and the denominator of which is twelve.

(iii)	a cash lump sum amount equal to two (2) times the average bonus actually paid to the Executive under the Executive Bonus Plan for the five (5) fiscal years immediately preceding the year of termination.

(c)	Parachute Payment.

(i)	If it shall be determined that in connection with a Change in Control, any payment, vesting, distribution, or transfer by the Company or any successor, or any affiliate of the foregoing or by any other person, or any other event occurring with respect to the Executive and the Company for the Executive’s benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a “Parachute Payment”) would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Code (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, an “Excise Tax”), then, subject to the provisions of Paragraph 9(c)(ii) below, the Company shall pay to the Executive an amount equal to two thirds of the Excise Tax, up to an overall maximum payment of $500,000 with respect to such Change in Control.

(ii)	Notwithstanding the provisions of Paragraph 9(c)(i), no such amount shall be payable or made under Paragraph 9(c)(i) if the Executive would, on a net after-tax basis (taking into account the amount of any payment required under Paragraph 9(c)(i) and any prior Parachute Payments in connection with such Change in Control) receive less compensation than he would receive if the Parachute Payment were reduced by the amount necessary to avoid subjecting such Parachute Payment to the Excise Tax. In such event, then, in lieu of any payment under Paragraph 9(c)(i), the amount of the Parachute Payment shall be reduced by the amount necessary to avoid subjecting such Payment to the Excise Tax (the “Parachute Payment Reduction”). The Executive shall have the right, in his sole discretion, to designate those payments or benefits, if any, that shall be reduced or eliminated under the Parachute Payment Reduction.

(iii)	The determination required under Paragraph 9(c)(ii) shall be made with respect to each Parachute Payment and shall take into account all Parachute Payments previously made to the Executive in connection with the Change in Control. If a determination under Paragraph 9(c)(ii) resulted in a Parachute Payment Reduction, and, as a result of a subsequent Parachute Payment, a determination is made that the Executive would, on a net after-tax basis (taking into account the aggregate Parachute Payments paid or payable to the Executive), receive more compensation with the payment under Paragraph 9(c)(i) (and no Parachute Payment Reduction), then, in addition to the payment required under Paragraph 9(c)(i), the Executive shall receive an amount equal to any prior Parachute Payment Reduction plus interest from the date of such reduction at the applicable Federal rate provided for in Section 1274(d) of the Code.

(iv)	All determinations required to be made under this Paragraph, including whether and when an amount is subject to Section 4999 and whether the provisions of Paragraph 9(c)(i) or (ii) are applicable (and if applicable, the amount of any Parachute Payment Reduction under Paragraph 9(c)(ii) or any restored Parachute Payment under Paragraph 9(c)(iii)), shall be made by the Company’s outside auditors at the time of such determination (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to the Executive and the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. If the Accounting Firm shall determine that no Excise Tax is payable by the Executive, it shall furnish to the Executive written advice that failure to report the Excise Tax on his applicable federal income tax return would not be reasonably likely to result in the imposition of a penalty for fraud, negligence, or disregard of rules or regulations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in determining whether a payment is required under this Paragraph and the amount thereof, in the absence of material mathematical or legal error.

(v)

As a result of uncertainty in the application of Sections 280G and 4999 of the Code that may exist at the time of a determination by the Accounting Firm, it may be possible that in making the calculations required to be made hereunder, the Accounting Firm shall determine that a Parachute Payment Reduction that was not made should have been made, or a larger Parachute Payment Reduction should have been made, or that a payment made under Paragraph 9(c)(i) or (iii) should not have been made, or a smaller payment under Paragraph 9(c)(i) or (iii) should have been made (an “Overpayment”), or that a Parachute Payment Reduction should not have been made, or a smaller Parachute Payment Reduction should have been made, or that a payment under Paragraph 9(c)(i) or (iii) should have been made, or a larger payment under Paragraph 9(c)(i) or (iii) should have been made (an “Underpayment”). If the Accounting Firm, the Internal Revenue Service or other applicable taxing authority shall determine that an Overpayment was made, any such Overpayment shall be repaid by the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; provided, however, that, subject to applicable law, the amount to be repaid by the Executive to the Company shall be reduced to the extent that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in tax by reason of such repayment of the Overpayment; provided, further, that to the extent the Overpayment relates to a payment made under Paragraph 9(c)(i) or (iii), the Executive shall be obligated to repay such amount only at such time and to such extent as the Executive receives a refund of the Overpayment from the Internal Revenue Service or applicable taxing authority. If the Accounting Firm, the Internal Revenue Service or other applicable taxing authority shall determine that an Underpayment was made, then, subject to the overall $500,000 limit on payments by the Company made in connection with a Change in Control, two-thirds of any such Underpayment (together with two-thirds of any interest and penalties imposed thereon) shall be due and payable by the Company to the Executive within thirty-five (35) days after the Company receives notice of such Underpayment, but in no event later than the date the Executive must pay such amounts to the Internal Revenue Service or other applicable taxing authority.

(vi)

The Executive shall give written notice to the Company of any claim by the Internal Revenue Service or other applicable taxing authority that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within a reasonable period of time after the Executive shall have received written notice of such claim. The Company and the Executive shall cooperate in determining whether to contest or pay such claim and the Executive shall not pay such claim without the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. The Company and the Executive shall have the right to jointly direct the contest of such claim with counsel jointly selected by the Company and the Executive, but the Executive shall have the power to settle or compromise such claim subject to the consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed). Subject to the overall $500,000 limit on payments by the Company made in connection with a Change in Control, the Company shall bear and pay two-thirds of all costs and expenses (including two-thirds of any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless for two-thirds of any Excise Tax or income tax (including two-thirds of any interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. If the Company and the Executive determine to pay a claim and sue for a refund, then subject to the overall $500,000 limit on payments by the Company made in connection with a Change in Control, the Company shall advance two-thirds of the amount of such payment to the Executive, on an interest-free basis (subject to any prohibitions, limitations or restrictions imposed by applicable law), and shall indemnify and hold the Executive harmless from two-thirds of any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Executive shall (subject to the Company’s complying with the foregoing requirements) promptly pay to the Company, up to the amount of the advance from the Company, the amount of any refund received by the Executive (together with any interest paid or credited thereon after taxes applicable thereto).

(vii)	To the extent that any payment to the Executive under his Paragraph 9(c) does not constitute a payment in accordance with a fixed schedule pursuant to Treas. Reg. §1.409A-3(i)(l) and would trigger an additional tax under Section 409A of the Code, payment of such amount shall be delayed until the earliest time that payment is permitted under Section 409A(a)(2)(A) of the Code (including, to the extent applicable, Section 409A(a)(2)(B)).

10.	Payment of Other Compensation. In addition to any payment due the Executive pursuant to Paragraphs 8 or 9 above, at the time of termination of the Executive’s employment, the Executive shall be paid all other compensation and benefits that may be due or provided to the Executive in accordance with the terms and conditions of any applicable plan, policy or arrangement governing the payment of such compensation or benefits.

11.	Timing of Payment.

(a)	The compensation payable in accordance with Paragraph 8 or 9(b)(i) and (iii) shall be paid in a lump sum on the first business day of the seventh month following the Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder) (“Separation from Service”), or if earlier the date of death of the Executive.

(b)	The compensation payable in accordance with Paragraph 9(b)(ii) shall be paid in a lump sum on the date on which the Company pays bonuses for the fiscal year of termination to actively employed senior executives; provided, however, in no event shall such payment me made (i) earlier than the first business day of the seventh month following the Executive’s Separation from Service (or if earlier the date of death of the Executive), or (ii) later than December 31 following the calendar year of termination.

(c)	The compensation payable in accordance with Paragraph 9(c) shall be paid in a lump sum as soon as the determination of the amount payable to the Executive is made by the Accounting Firm, but in all events within thirty (30) days of the date the Executive remits the Excise Tax to the appropriate taxing authority.

12.	Confidentiality. The Executive shall not disclose, publish, or use for any purpose not directly related to the performance of the Executive’s duties for the Company, or permit anyone else to disclose, publish, or use any proprietary or confidential information or trade secrets of the Company at any time during or after his employment with the Company. This obligation shall continue so long as such information remains legally protectable as to persons receiving it in a confidential relationship. The Executive agrees to return to the Company all proprietary material which he possesses on the date of termination of the Executive’s active employment with the Company.

13.	Non-Competition. For a period of nine (9) months following termination of the Executive’s employment with the Company for any reason other than death or “Cause”, and provided that the Company does not breach its obligations under this Agreement, the Executive shall not (1) directly or indirectly, sell, market, or otherwise provide any client or previously identified prospective client of the Company, products or services similar to or in competition with those sold or distributed by the Company, in any geographic area in which the Company offers any such products or services, or (2) participate directly or indirectly in the hiring or soliciting for employment of any person employed by the Company.

14.	Release. In consideration of any payment made to the Executive pursuant to Paragraph 8 or 9 (and as a condition precedent to the Executive’s right to any such payment), the Executive agrees to release the Company and its subsidiaries, affiliates, officers, directors, stockholders, employees, agents, representatives, and successors from and against any and all claims that the Executive may have against any such person or entity relating to the Executive’s employment by the Company and the termination thereof, such release to be in form and substance reasonably satisfactory to the Company; provided, however, that (i) in lieu of accepting any payments or benefit pursuant to Paragraph 8 or 9, the Executive may decline to sign the release and preserve any rights to sue, and (ii) such release shall not cover (A) any claims that the Executive may have under this Agreement, (B) any claims to the payment or receipt of any compensation or benefits earned or accrued by the Executive in accordance with the terms and conditions of any plan, policy or arrangement of the Company (including, without limitation, any accrued rights under the CACI International Inc 1996 or 2006 Stock Incentive Plan), or (C) any claims that Executive may have in his capacity as a shareholder of the Company.

15.

Assignment. By reason of the special and unique nature of the services hereunder, it is agreed that neither party hereto may assign any interest, rights or duties which it or he may have in this Agreement without the prior written consent of the other party, except that upon any Change in Control Disposition as defined above in Paragraph 9, this

Agreement shall inure to the benefit of and be binding upon the Executive and the purchasing, surviving or resulting person, company or entity in the same manner and to the same extent as though such entity were the Company.

In the event a successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or, substantially all of the business and/or assets of the Company, does not, expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place (with such assumption in form and substance satisfactory to the Executive), then the Executive shall be entitled to resign and receive payment of the severance compensation described in Paragraph 9 above.

16.	Dispute Resolution.

(a)	Except as provided in subsection (b) below, the Company and the Executive agree that any controversy or claim arising out of or relating to this Agreement, or its breach, or otherwise arising out of or relating to the Executive’s employment (including without limitation to any claim of discrimination whether based on race, color, religion, national origin, gender, age, sexual preference, disability, status as disabled or Vietnam-era veteran, or any other legally protected status, and whether based on federal or state law, or otherwise) by the Company shall be resolved by arbitration. This arbitration shall be held in the jurisdiction appropriate to the principal location of the Company (currently Arlington, Virginia) in accordance with the model employment arbitration procedures of the American Arbitration Association. Judgment upon award rendered by the arbitrator shall be binding upon both parties and may be entered and enforced in any court of competent jurisdiction. The above notwithstanding, nothing in this Paragraph 16(a) shall be deemed a waiver of any of the Executive’s or the Company’s rights or entitlements under law.

(b)	The Executive acknowledges and agrees that notwithstanding subsection (a) above, if the Executive breaches any of the provisions of Paragraph 12 or 13 hereof, the Company will suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of Paragraph 12 or 13 by the Executive and to enforce the provisions of this Agreement. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which the Company may have at law or in equity.

17.	Executive’s Estate. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

18.	Amendments. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party of any breach or failure to comply with any condition or provision of this Agreement by the other party at any time shall be deemed a waiver of any other breach or failure to comply with the conditions or provisions of this Agreement. No agreements or representations, oral or otherwise, expressed or implied, concerning the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

19.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

20.	Notices. For purposes of this Agreement, notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

If to the Company:

CACI International Inc.

1100 N. Glebe Road

16th Floor

Arlington, Virginia 22201

Attention: General Counsel

If to the Executive:

Dr. J. P. London

1200 North Veitch Street

Arlington, VA 22201

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

21.	Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23.	Legal Fees. The Company shall pay any reasonable legal fees and expenses including those of experts and witnesses which Executive may incur in connection with any dispute or proceeding brought to interpret or enforce this Agreement. The amount reimbursed to the Executive in any year shall not affect the amount reimbursable in any other year and any such reimbursement shall be made in accordance with the provisions of Treas. Reg. §1.409A-3(i)(l)(iv).

24.	Headings. The headings of numbered Paragraphs in this Agreement have been included for convenience only and in no way define or limit the scope, content or substance of this Agreement, nor in any way affect its provisions or obligations.

25.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein. It supersedes and replaces any and all prior agreements written or oral between the Company and the Executive concerning the Executive’s employment, including the Executive’s Employment Agreement dated July 1, 1990, except that the Executive’s Agreement for Life Time Medical Benefits with the Company dated August 17, 1995, is not effected in any way hereunder, and remains in full force and effect as a separate agreement between the Executive and the Company.

26.	Compliance with Section 4Q9A. The Agreement is intended to comply with the provisions of Section 409A of the Code (to the extent applicable) and, if any provision of this Agreement is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the Agreement complying with the provisions of Section 409A of the Code.

27.	Tax Consequences of Payments. The Executive understands and agrees that the Company makes no representations as to the tax consequences of any compensation or benefits provided hereunder (including, without limitation, under Section 409A of the Code, if applicable). Executive is solely responsible for any and all income, excise or other taxes imposed on Executive with respect to any and all compensation or other benefits provided to Executive.

28.	Initials. Each page of this Agreement shall be initialed and dated by the Executive and the official signing for and on behalf of the Company.

In witness whereof the parties have executed this Agreement first above written.

CACI INTERNATIONAL INC

By:	/s/ Robert Turner	/s/ Dr. J. P. London
	Robert Turner	Dr. J. P. London

I, Arnold D. Morse, certify that I am the Senior Vice President, Chief Legal Officer and Secretary of CACI International Inc; that Robert Turner, who signed this Agreement for this Corporation, was then EVP, Business Operations of this Corporation; and that this Agreement was duly signed for and on behalf of this Corporation by authority of its governing body and within the scope of its corporate powers.

Witness my hand and the seal of this Corporation this 29th day of June, 2007

/s/ Arnold D. Morse
Arnold D. Morse
Senior Vice President, Chief Legal Officer and Secretary

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